Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Announces First Quarter 2010 Results
New Orleans, LA — April 28, 2010 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $21.5 million and diluted earnings per share of $0.27 on revenue of $364.5 million for the first quarter of 2010, as compared with net income of $56.8 million, or $0.72 diluted earnings per share on revenue of $437.1 million for the first quarter of 2009.
Terence Hall, Chairman and CEO of Superior, commented, “While our earnings are below year-ago levels, our financial and operational results are much improved from the fourth quarter of 2009, which is encouraging, especially since the first quarter is typically a seasonally weak period. The biggest factors driving the results were increased utilization of production-related services in the domestic land markets and higher demand for drilling products and services in the Gulf of Mexico, domestic land and international market areas.”
The Company also reaffirms its previously announced full-year 2010 earnings guidance of $1.50 to $1.70 earnings per share.
Geographic Breakdown
For the first quarter of 2010, Gulf of Mexico revenue was approximately $162.7 million, a 56% increase from the fourth quarter of 2009 (“sequential”); domestic land revenue was approximately $92.6 million, a sequential increase of 27%; and international revenue was approximately $109.2 million, a sequential increase of 25%.
Subsea and Well Enhancement Segment
First quarter revenue for the Subsea and Well Enhancement Segment was $232.8 million, a 19% decrease from the first quarter of 2009 (“year-over-year”) and a 60% increase sequentially. The first quarter of 2010 included $19.7 million in revenue from the recently acquired Hallin Marine and from oil and gas production and production-handling fees from the recently acquired Bullwinkle platform and related oil and gas assets. Revenue in the fourth quarter of 2009 was reduced by $68.7 million due to the cost adjustments related to the wreck removal project.
Segment revenue benefitted sequentially from increased demand for coiled tubing and cased hole wireline in the domestic land and Gulf of Mexico market areas, increased revenue from the wreck removal project and increased demand for hydraulic workover and snubbing services in international markets.

Income from operations was $23.7 million, or 10% of segment revenue as compared with $61.7 million, or 21% of segment revenue, in the first quarter of 2009, and a loss from operations of $176.6 million in the fourth quarter of 2009. The fourth quarter loss from operations includes $125.0 million in special charges and $68.7 million for total cost adjustments made to the wreck removal project. Excluding those charges, fourth quarter of 2009 income from operations would have been $17.1 million, or 8% of adjusted segment revenue.
Drilling Products and Services Segment
First quarter revenue for the Drilling Products and Services Segment was $114.3 million, 9% lower year-over-year and 17% higher sequentially. Income from operations was $23.9 million, or 21% of segment revenue, as compared with $35.3 million, or 28% of segment revenue in the first quarter of 2009, and $13.8 million, or 14% of segment revenue in the fourth quarter of 2009. The primary factors driving the higher sequential revenue were increased rentals of specialty tubulars and accommodations in the Gulf of Mexico, increased rentals of accommodations and stabilization equipment in the domestic land markets, and increased demand for drill pipe, specialty tubulars and ancillary equipment internationally in Brazil, the North Sea and Colombia.
Marine Segment
Marine Segment revenue was $17.5 million, a 24% decrease year-over-year and an 18% decrease sequentially. Loss from operations was $4.0 million, as compared with income from operations of $2.8 million, or 12% of segment revenue in the first quarter of 2009, and a loss from operations of $2.9 million in the fourth quarter of 2009.
The Company was without the services of both of its 265-foot class liftboats during the period. In addition, dayrates across most liftboat classes decreased sequentially. Average daily revenue in the first quarter was approximately $194,000, inclusive of subsistence revenue, as compared with approximately $257,000 per day in the first quarter of 2009 and approximately $230,000 in the fourth quarter of 2009. The decline was primarily due to the absence of the Company’s 265-foot class liftboats which earn the highest dayrates in the fleet. Average fleet utilization was 47% as compared with 48% in the first quarter of 2009 and 45% in the fourth quarter of 2009.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended March 31, 2010
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	6	$5,740	22.8%
160’-175’	8	7,357	48.9%
200’	5	10,200	38.9%
230’-245’	3	22,554	69.3%
250’	2	32,031	96.1%
265’[1]	2	—	—

[1]	Out of service for repairs during the quarter.
Conference Call Information
The Company will host a conference call at 9 a.m. Central Time on Thursday, April 29, 2010. The call can be accessed from Superior’s website at http://www.superiorenergy.com, or by telephone at 480-629-9690. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, May 6, 2010 and may be accessed by calling 303-590-3030 and using the pass code 4284277. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name drilling products and services and its integrated well enhancement services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three Months Ended March 31, 2010 and 2009
(in thousands, except earnings per share amounts)
(unaudited)

	2010	2009
Revenues	$364,511	$437,109

Cost of services (exclusive of items shown separately below)	199,052	222,465
Depreciation, depletion, amortization and accretion	51,048	49,868
General and administrative expenses	70,724	64,986

Income from operations	43,687	99,790

Other income (expense):
Interest expense, net	(14,038)	(13,288)
Earnings from equity-method investments, net	3,985	2,256

Income before income taxes	33,634	88,758

Income taxes	12,108	31,953

Net income	$21,526	$56,805

Basic earnings per share	$0.27	$0.73

Diluted earnings per share	$0.27	$0.72

Weighted average common shares used in computing earnings per share:
Basic	78,534	78,032

Diluted	79,353	78,428

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2010 AND DECEMBER 31, 2009
(in thousands)

	3/31/2010	12/31/2009
	(Unaudited)	(Audited)

ASSETS

Current assets:
Cash and cash equivalents	$53,948	$206,505
Accounts receivable, net	388,497	337,151
Income taxes receivable	—	12,674
Prepaid expenses	26,539	20,209
Other current assets	278,471	287,024

Total current assets	747,455	863,563

Property, plant and equipment, net	1,263,760	1,058,976
Goodwill	575,183	482,480
Notes receivable	82,300	—
Equity-method investments	59,941	60,677
Intangible and other long-term assets, net	72,363	50,969

Total assets	$2,801,002	$2,516,665

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$75,391	$63,466
Accrued expenses	149,640	133,602
Income taxes payable	2,315	—
Current portion of decommissioning liabilities	18,633	—
Deferred income taxes	43,601	30,501
Current maturities of long-term debt	810	810

Total current liabilities	290,390	228,379

Deferred income taxes	207,097	209,053
Decommissioning liabilities	109,232	—
Long-term debt, net	899,711	848,665
Other long-term liabilities	102,687	52,523

Total stockholders’ equity	1,191,885	1,178,045

Total liabilities and stockholders’ equity	$2,801,002	$2,516,665

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended March 31, 2010, December 31, 2009 and March 31, 2009
(Unaudited)
(in thousands)

Revenue	March 31, 2010	December 31, 2009	March 31, 2009
Subsea and Well Enhancement	$232,766	$145,822	$288,057
Drilling Products and Services	114,277	97,567	125,944
Marine	17,468	21,186	23,108

Total Revenues	$364,511	$264,575	$437,109

Gross Profit (1)	March 31, 2010	December 31, 2009	March 31, 2009
Subsea and Well Enhancement	$89,897	$2,946	$122,568
Drilling Products and Services	74,182	65,314	83,908
Marine	1,380	7,688	8,168

Total Gross Profit	$165,459	$75,948	$214,644

Income (Loss) from Operations	March 31, 2010	December 31, 2009	March 31, 2009
Subsea and Well Enhancement (2)	$23,697	$(176,585)	$61,700
Drilling Products and Services	23,947	13,771	35,309
Marine	(3,957)	(2,945)	2,781

Total Income (Loss) from Operations	$43,687	$(165,759)	$99,790

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Loss from operations in the Subsea and Well Enhancement Segment for the three months ended December 31, 2009 includes a reduction in value of assets of $119.8 million, adjustments to the estimated total cost of the wreck removal project of $68.7 million and other special charges mentioned in the fourth quarter 2009 earnings press release.